Execution Copy

STOCK PURCHASE AGREEMENT

Dated as of January 2, 2007

By and Among

MCF CORPORATION,
a Delaware corporation, as Seller

MCF WEALTH MANAGEMENT, LLC,
a Delaware limited liability company, as Stockholder

MALLORY ACQUISITION CORP.,
a California corporation, as Buyer

CATALYST FINANCIAL PLANNING & INVESTMENT MANAGEMENT CORPORATION,
a Delaware corporation, as Company

MADELYN MALLORY
an individual, as Mallory

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STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”), dated as of January 2, 2007, is entered into among MCF CORPORATION, a Delaware corporation (“Seller”), MCF WEALTH MANAGEMENT, LLC, a Delaware limited liability company (“Stockholder”), MALLORY ACQUISITION CORP., a California corporation (“Buyer”), CATALYST FINANCIAL PLANNING & INVESTMENT MANAGEMENT CORPORATION., a Delaware corporation (“Company”), and MADELYN MALLORY, an individual (“Mallory”), with respect to the following facts and circumstances.

RECITALS

A. Pursuant to the Agreement and Plan of Merger dated as of January 21, 2005 (the “Merger Agreement”), Seller acquired from Madelyn Mallory, Trustee, The Madelyn Mallory Revocable Trust u/a/d/ June 14, 2001 (“Mallory Trust”), the corporate predecessor to Company, by merger of the predecessor into the Company (the “Merger”). Stockholder owns all of the issued and outstanding shares of Company consisting of one thousand (1,000) shares of common stock (the “Shares”).

B. The merger consideration received by the Mallory Trust included cash of $389,021 delivered in part at closing and in part on the first anniversary of closing of the merger effected by the Merger Agreement, 185,065 shares of Seller common stock received upon the first anniversary of the merger (the “MCF Merger Shares”) and an additional 370,130 shares of Seller common stock as additional contingent consideration and held in escrow (the “MCF Escrow Shares,” the Merger Shares and the Escrow Shares being referred to in the aggregate as the “MCF Shares”). Seller desires to sell to Buyer the Shares. Buyer desires to purchase the Shares from Seller.

C. Madelyn Mallory (“Mallory”) became an employee of Stockholder pursuant to the Madelyn Mallory/Catalyst Financial Planning & Investment Management Corporation Employment Agreement dated as of February 28, 2005 (the “Employment Agreement”) and the Employment, Confidential Information, and Invention Assignment Agreement between the same parties dated as of March 1, 2005 (the “NDA and Assignment Agreement”). Pursuant to the Employment Agreement Mallory was granted options to purchase additional Seller shares of common stock (the “Options”).

D. The Parties have concluded that it would be in the best interests of all Parties to this Agreement for Buyer to acquire the Company for the consideration set forth in this Agreement and for the Parties to enter into a mutual settlement and release of all claims except for such obligations as are expressly reserved in this Agreement.

E. Certain terms used in this Agreement are defined separately in Article X and are integral to this Agreement.

For good and valuable consideration, the adequacy of which hereby is acknowledged, Seller, Stockholder, Buyer, Mallory, and Company agree as follows:

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ARTICLE I.
THE SALE AND PURCHASE TRANSACTION

1.1 Sale and Purchase of Shares. Effective upon execution hereof, Seller shall sell to Buyer, and Buyer shall purchase from Stockholder, the Shares, free and clear of all Encumbrances.

1.2 Purchase Price. The purchase price for the Shares shall be (i) $282,362 cash and (ii) the transfer to Seller of the MCF Shares (the “Purchase Price”).

1.3 Closing of Transaction; Payment of the Purchase Price and Deliveries.

1.3.1 Closing Date. The closing of this transaction (“Closing”) shall take place at the offices of MBV Law LLP, 855 Front Street, San Francisco, California 94111 on January 2, 2007 (the “Closing Date”) at 10:00 a.m. local time, or at such other place and time as the parties shall agree.

1.3.2 Obligations of Buyer to Purchase the Shares. Buyer’s obligation to purchase the Shares and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):

(a) Accuracy of Stockholder’s Representations and Warranties. All representations and warranties by Seller and Stockholder in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate in all material respects as of the date of this Agreement, and must be accurate in all material respects as of the Closing Date as if made on the Closing Date unless stated to be effective as of an earlier date.

(b) Seller’s and Stockholder’s Performance. All of the covenants and obligations that Seller and Stockholder are required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants (considered individually), must have been duly performed and complied with in all material respects.

(c) Closing Deliveries. Seller and Stockholder shall have delivered, or caused the delivery to Buyer of, each of the documents required to be delivered by Seller and Stockholder on the Closing Date under Section 1.3.4.

(d) Absence of Litigation. No action, suit or proceeding before any court or any governmental body or authority, pertaining to the transaction contemplated by this Agreement or to its consummation, shall have been instituted or threatened against the Company on or before the Closing Date.

(e) Consents. Seller and the Stockholder shall use their best efforts to obtain and deliver all necessary certificates, licenses, agreements and consents or other authorizations of any parties to the consummation of the transaction contemplated by this Agreement, or otherwise pertaining to the matters covered by it, including without limitation, all third-party consents necessary for the assignment and transfer of the Shares listed in Exhibit C.

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(f) Approval of Documentation. The form and substance of all certificates, instruments, opinions and other documents delivered by Seller and Stockholder under this Agreement shall be satisfactory in all reasonable respects to Buyer and its counsel.

(g) Governmental Authorizations. All Governmental Authorizations presently held by the Company required to operate the Business will continue to be valid on the Closing Date.

1.3.3 Obligations of Seller to Sell the Shares. Seller’s obligation to sell the Shares to Buyer and to take the other actions required to be taken by Stockholder at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Stockholder, in whole or in part):

(a) Accuracy of Representations. All representations and warranties by Buyer and Mallory in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate in all material respects as of the date of this Agreement, and must be accurate in all material respects as of the Closing Date as if made on the Closing Date unless stated to be effective as of an earlier date.

(b) Buyer’s and Mallory’s Performance. All of the covenants and obligations that Buyer and Mallory are required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants (considered individually), must have been duly performed and complied with in all material respects.

(c) Closing Deliveries. Buyer and Mallory shall have delivered or caused the delivery to Seller of each of the documents required to be delivered by Buyer and Mallory on the Closing Date under Section 1.3.4.

(d) Consents. All necessary certificates, licenses, agreements and consents or other authorizations of any parties to the consummation of the transaction contemplated by this Agreement, or otherwise pertaining to the matters covered by it, shall have been obtained by Buyer and delivered to Seller.

(e) Absence of Litigation. No action, suit or proceeding before any court or any governmental body or authority, pertaining to the transaction contemplated by this Agreement or to its consummation, shall have been instituted or threatened against Buyer on or before the Closing Date.

(f) Approval of Documentation. The form and substance of all certificates, instruments, opinions and other documents delivered by Seller and Stockholder under this Agreement shall be satisfactory in all reasonable respects to Seller and its counsel.

1.3.4 Deliveries. At Closing, the Parties shall make the following deliveries.

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(A) Buyer shall

(1) deliver to Seller payment of $282,362 by wire transfer to Seller;

(2) deliver the MCF Merger Shares accompanied by an assignment separate from share certificate in favor of Seller;

(3) execute with Seller joint escrow instructions instructing escrow to release to Seller the MCF Escrow Shares;

(4) deliver to Seller written letters of resignation from any and all officer or director positions with Seller, Stockholder, or any Affiliate of any of them, other than Company;

(5) deliver to Seller a good standing certificate for the Buyer, dated as close as practicable to the Closing Date, from the Secretary of State of California and the Secretaries of State in each of the jurisdictions in which the Buyer is qualified to do business;

(6) deliver to Seller (i) a certified copy of the resolutions of the board of directors of Buyer authorizing and approving this Agreement and the consummation of the transactions contemplated by this Agreement; and (ii) incumbency certificates relating to each person executing any document executed and delivered to Seller or Stockholder by Buyer pursuant to the terms hereof; and

(7) deliver to Seller all other documents, instruments or writings required to be delivered to Seller or Stockholder at or prior to Closing pursuant to this Agreement and such other certificates of authority and documents as Seller or Stockholder may reasonably request.

(B) Seller shall

(1) cause Stockholder to deliver to Buyer the Shares accompanied by an assignment separate from share certificate executed by Stockholder in favor of Buyer;

(2) shall execute with Buyer joint escrow instructions instructing escrow to release to Seller the MCF Escrow Shares;

(3) deliver UCC-3 termination statements or other evidence of the release of any Encumbrances on the assets of the Company;

(4) deliver to Buyer a good standing certificate for the Company, dated as close as practicable to the Closing Date, from the Secretary of State of Delaware and the Secretaries of State in each of the jurisdictions in which the Company is qualified to do business;

(5) deliver to Buyer resignations duly executed by each of the elected and acting directors and officers of the Company (other than Mallory), effective as of the Closing Date;

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(6) deliver (i) a certified copy of the resolutions of the board of directors of Seller authorizing and approving this Agreement and the consummation of the transactions contemplated by this Agreement; and (ii) incumbency certificates relating to each person executing any document executed and delivered to Buyer by Seller or Stockholder pursuant to the terms hereof;

(7) deliver to Buyer the consents and approvals, if any, Seller is required to obtain under Section 2.9; and

(8) deliver or make available to Buyer all other documents, instruments or writings required to be delivered or made available to Buyer at or prior to Closing pursuant to this Agreement, specifically including those described in Section 2.8 and 3.12(c),and such other certificates of authority and documents as Buyer and Mallory may reasonably request.

(C) Stockholder shall

(1) deliver to Buyer an executed assignment separate from share certificate accompanied by a share certificate evidencing the Shares;

(2) deliver to Buyer letters of resignation of any employees or other personnel (other than Mallory) of Seller or Stockholder who also are serving as officers or directors of Company. Stockholder also shall deliver, to the extent Company does not already have possession, to Buyer physical possession of the corporate minute book, stock book ledger, and other books and records of the Company; and

(3) deliver to Buyer change of authorized signatory consents for each of the Company’s Bank Accounts, in accordance with Buyer’s written instructions.

1.4 “As Is” Purchase of Company. The Parties acknowledge that as the Company is the successor to Mallory’s former business and that Mallory is director, President, and CEO of the Company and that as such she has full access to all books, and records of the Company. Buyer is acquiring the Company “as is” subject only to the representations and warranties of Seller and Stockholder set forth in this Agreement, the indemnification obligations set forth in Article 7 hereof, and such other express undertakings as are set forth in this Agreement.

ARTICLE II.
CERTAIN AGREEMENTS

2.1 Continuing Employment and Termination of Employment Agreements. The Parties acknowledge that Mallory’s employment by Company shall not terminate as a result of this Agreement and that Company shall continue after this Agreement, as immediately prior to execution hereof, to be Mallory’s sole employer. As a result, the Parties agree that Company shall continue to be responsible for payment to Mallory of such items of compensation and bonus, including the executive bonus defined in her Employment Agreement, as Company and Mallory shall agree after sale of the Shares to Buyer. Effective upon the date hereof, the Employment Agreement and the NDA and Assignment Agreement shall terminate and be of no further force or effect. Effective upon receipt by Seller of the Purchase Price, neither Mallory nor Buyer shall have any claim against Seller, Stockholder or any Affiliate (other than Company) for any compensation or other amount under the Employment Agreement or the NDA and Assignment Agreement. Seller and Stockholder acknowledge that notwithstanding section 15(a) of the Employment Agreement, Buyer and Mallory shall be subject to no covenant not to compete against Seller, Stockholder, or any of their Affiliates. At the Closing Mallory shall return to Stockholder or Seller, as the case may be, any Seller or Stockholder property identified in Exhibit B or which she may have in her possession in any medium.

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2.2 Certain Tax Matters.

2.2.1 Section 338(h)(10) Election. Buyer and Seller agree to file an election to treat the acquisition of the Shares as an acquisition under Section 338(h)(10) of the Code. Buyer and Seller shall join in an election to have the provisions of Section 338(h)(10) of the Code and similar provisions of state, local or other federal law (where permissible) (the “Section 338(h)(10) Election”) apply to the acquisition of the Shares. The election will include the execution and subsequent filing of IRS Form 8023-A pursuant to the requirements as stated therein. Within ten days after Buyer’s request, but not earlier than 30 days after the Closing Date, Seller shall properly execute and deliver to Buyer such documents or forms (including Section 338 Forms, as defined below) as Buyer shall reasonably request or as are required by applicable law for an effective Section 338(h)(10) Election for Buyer. Buyer and Seller shall allocate the Purchase Price to the Company’s asset categories as contemplated by Form 8883 as set forth on Schedule 2.2.1 attached hereto. After the date of this Agreement, neither Buyer, Company, Seller, nor the Stockholder shall knowingly take, or knowingly fail to take, any action which may cause the acquisition of the Stock to not be eligible for the Section 338(h)(10) Election set forth herein. “Section 338 Forms” shall mean all returns, documents, statements, and other forms that are required to be submitted to any federal, state, county or local taxing authority in connection with the Section 338(h)(10) Election for Company, including any “statement of Section 338 election” and IRS Form 8023 (together with any schedules or attachments thereto) that are required pursuant to Treasury Regulations or the Code. Neither Seller nor Stockholder makes any representation or warranty regarding eligibility to make the Section 338(h)(10) Election or, if made, the efficacy thereof. In the event that the Section 338(h)(10) Election is not available or is rejected for whatever reason by the IRS or other taxing authority, neither Buyer, Company, nor Mallory shall have any recourse against Seller or Stockholder for lost tax benefits or other consequential or related losses.

2.2.2 Mutual Cooperation. Buyer and Seller shall each assist the other, and Buyer shall cause Company to assist Seller, as may reasonably be requested by any of them with the preparation of any Tax Return, any Tax audit, or any judicial or administrative proceedings relating to any Tax. In addition, each Party shall retain and provide the other with any records or information that may be relevant to such Tax Return, Tax audit, proceeding or determination. Buyer and Seller further agree, upon request, to use their reasonable Best Efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated hereby).

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2.2.3 Responsibility for Filing Tax Returns. Buyer shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for Company which are filed for Reporting Periods commencing on or after the Closing Date.

2.2.4 Certain Taxes and Fees. All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with consummation of the transactions contemplated by this Agreement shall be paid by the Party against whom they are assessed when due, and each Party will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges.

2.3 Termination of Options. Effective as of the Closing Date, the Options and all options granted to other employees, officers, directors, consultants or advisors of Company who are not also providing service in other capacities to affiliates (other than Company) of Seller and Stockholder, shall terminate in accordance with the terms of the 2003 MCF Corporation Stock Option and Incentive Plan, with all post-termination rights remaining in effect as set forth in the Plan. Buyer and Mallory disclaim any and all ownership interest in Seller, Stockholder, or any Affiliate of either except for Buyer’s ownership of the Shares upon giving effect to the transactions described herein.

2.4 Mutual Covenant of Nondisparagement; Disclosure. After the date of this Agreement, no Party will make any statements to any person or entity, whether oral or in any written or other medium, or cause or encourage or knowingly permit others to make any such statements, that defame, disparage, or in any way criticize the personal or business reputations, practices, or conduct of any of the other Parties or any of their affiliates, without limitation in time, except that any Party hereto may (i) confer in confidence with its legal counsel and (ii) provide truthful testimony in connection with judicial proceedings and governmental inquiries and investigations. In the event that any Party receives inquiries, whether from its own personnel or from third parties, regarding Mallory’s employment, Stockholder’s ownership of Company, or the sale to Buyer of the Company, such Party agrees to make statements only in a manner consistent with the statements set forth on Exhibit A to this Agreement (“Permitted Disclosures”).

2.5 Transition Plan. The parties agree to cooperate in good faith to carry out their respective obligations set forth in the Transition Plan attached as Exhibit B hereto (the “Transition Plan”). Seller and Stockholder’s responsibility and liability for such transition shall strictly be limited to its obligations as set forth on Exhibit B and elsewhere in this Agreement. Neither Seller nor Stockholder shall have any responsibility or liability for any loss of business, customers, or revenue, or any other adverse impact to the Company or its business that Buyer or Mallory may experience after selling the Shares to Buyer hereunder, except as such may arise in connection with breach of this Agreement by either Seller or Stockholder, and/or their respective gross negligence or willful misconduct.

2.6 Publicity. After the date of this Agreement, no Party shall issue any press release or otherwise make any announcements to the public or the employees of Company regarding this Agreement or the transactions described herein without the prior written consent of the other Parties, except as required by any applicable Legal Requirements. To the extent not covered by the Permitted Disclosures in Exhibit A hereto, Seller and Buyer shall agree upon the means by which the employees, customers, and suppliers and others having dealings with Company shall be informed of the sale of the Shares.

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2.7 Confidentiality; Privilege. Each Party shall keep confidential all aspects of this Agreement, and shall not appropriate for its own use, reveal or disclose to anyone except as necessary to fulfill a Party’s obligations hereunder or as explicitly may be permitted hereunder, any confidential information of the other (as a “Disclosing Party”) which may have become known to it prior to this Agreement at any time, including prior to entering into the Merger Agreement (a “Receiving Party”). Each Party agrees to take the necessary steps to protect and maintain the confidentiality of such confidential and proprietary information of the other. Confidential or Proprietary Information shall mean any information maintained as confidential by the other which is not publicly known and not lawfully available without restriction from a third Party. The foregoing restrictions will not apply to any such Confidential Information that is (i) required to be disclosed by court order or decree or in compliance with applicable law; (ii) in the public domain other than a breach hereof by the receiving Party, (iii) known to the Receiving Party prior to its receipt from the Disclosing Party hereunder and is not subject to a confidentiality obligation, (iv) independently developed by the Receiving Party, or (v) received by the Receiving Party from a third Party and not subject to a confidentiality obligation. Each Party acknowledges that the Disclosing Party is not waiving, and will not be deemed to have waived or diminished, any of its attorney work product protections, attorney-client privileges or similar protections and privileges as a result of disclosing its Confidential Information, regardless of whether such claims have or are entitled to be asserted. These confidentiality obligations shall be supplemental to, and shall not limit, any other promises of confidentiality which may exist among the Parties hereto.

2.8 Retention of Records. On or before the Closing Date, Seller shall deliver or make available to Buyer all records and data of the Company, including without limitation all insurance policies, vendor agreements, regulatory filings, tax returns, correspondence with federal and state authorities, and customer records. After the Closing Date, Buyer shall retain for a period consistent with standard record-retention policies and practices of publicly traded financial institutions those records of Company delivered to Buyer. Buyer also shall provide Seller reasonable access thereto, during normal business hours and on at least three days’ prior written notice, to enable it to prepare financial statements or tax returns or deal with tax audits.

2.9 Cooperation and Third Party Consents. The Parties shall cooperate in good faith to implement the Contemplated Transactions including, without limited, working together to receive any required third party Consents or Legal Approvals, provided that Buyer and Mallory, with the cooperation of Stockholder and Seller in providing any required information, shall be solely responsible for amending Company’s Form ADV and taking any steps required to receive Legal Approvals from state and federal securities regulators. Seller and Stockholder have set forth on Exhibit C hereto the only Consents or Legal Approvals of which they are aware.

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ARTICLE III.
REPRESENTATIONS AND WARRANTIES
OF SELLER AND STOCKHOLDER REGARDING COMPANY

Seller and Stockholder jointly and severally represent and warrant to Buyer as set forth in this Article III. All representations and warranties made in this Article III are made subject to knowledge which Mallory actually acquired in her capacity as President, Chief Executive Officer, and director of the Company.

3.1 Organization; Qualification. Company is a corporation, duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Company has the corporate power and authority to operate, own and lease its properties, perform its obligations and carry on its business as now conducted. Company has the power, authority and capacity to enter into this Agreement and perform its obligations under this Agreement.

3.2 Authorization; Enforceability. This Agreement has been duly executed and delivered by Company and constitutes the legal, valid and binding obligations of Company, enforceable it in accordance with its respective terms. Company has duly and validly authorized this Agreement.

3.3 Shares; Capitalization. The authorized capital stock of Company consists solely of 1,000 shares of common stock, $0.001 par value, of which one thousand (1,000) shares are issued and outstanding. To their knowledge, there are no options, warrants, or other rights granting to anybody other than to Mallory any rights in the capital stock or equity of Company. The Shares constitute all of the issued and outstanding shares of capital stock of Company. All of the Shares are owned of record, legally, beneficially and exclusively by Stockholder. Stockholder holds the exclusive right and power to vote the Shares. The Shares are free and clear of any and all Encumbrances. No legend or other reference to any purported Encumbrance appears upon any certificate representing the Shares. Upon delivery of the Shares under this Agreement, Buyer will acquire good and valid legal and exclusive title to the Shares, free and clear of any Encumbrances. The Shares are validly issued, fully paid and nonassessable. The Shares were issued in compliance with all applicable Legal Requirements, including federal and state securities laws.

3.4 Title to Assets. At the Closing all assets of the Company are free and clear of any and all Encumbrances.

3.5 Legal Proceedings. No Legal Proceeding is pending or, to their knowledge, threatened against or affecting Company, the Business, any of Company’s assets, any of the Shares or the Contemplated Transactions.

3.6 Consents. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any Governmental Body or any third party, including a party to any agreement with the Company or Stockholder (so as not to trigger any Conflict), is required by or with respect to the Company in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby and thereby.

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3.7 Company Financial Statements. Mallory previously has received the financial statements of the Company dated October 31, 2006 (the “Company Financials”). The Company Financials have been prepared in accordance with USGAAP applied on a basis consistent throughout the periods indicated and consistent with each other. The Company Financials present fairly in all material respects the financial condition, operating results and cash flows of the Company as of the dates and during the periods indicated therein, subject in the case of the unaudited financial statements to normal year-end adjustments, which will not be material in amount or significance. The Company’s October 31, 2006 balance sheet shall be referred to as the “Balance Sheet.”

3.8 No Undisclosed Liabilities. To the best knowledge of Seller and/or Stockholder, the Company has no liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type, whether accrued, absolute, contingent, matured, unmatured or other (whether or not required to be reflected in financial statements in accordance with USGAAP), except as reflected in the Balance Sheet, or in the ordinary course of business consistent with past practices since the date of the Balance Sheet.

3.9 Tax Matters.

(a) Definition of Taxes. For the purposes of this Agreement, “Tax” or, collectively, “Taxes,” means (i) any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts; (ii) any liability for the payment of any amounts of the type described in clause (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period; and (iii) any liability for the payment of any amounts of the type described in clause (i) or (ii) as a result of any express or implied obligation to indemnify any other person or as a result of any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

(b) Tax Returns and Audits.

(i) The Company as of the Closing Date will have prepared and timely filed or made a timely request for extension for all Returns relating to any and all Taxes concerning or attributable to the Company or its operations since the Merger, and such Returns are true and correct and have been completed in accordance with applicable law.

(ii) The Company as of the Closing Date (A) will have paid or accrued all Taxes it is required to pay or accrue and (B) will have withheld and timely remitted with respect to its employees all income taxes and other Taxes required to be withheld and remitted.

(iii) The Company has not been delinquent in the payment of any Tax nor is there any Tax deficiency outstanding, assessed or proposed against the Company, nor has the Company executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

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(iv) No audit or other examination of any Return of the Company, is presently in progress, nor has the Company been notified of any request for such an audit or other examination.

(v) The Company has no liabilities for unpaid federal, state, local and foreign Taxes which have not been accrued or reserved against on the Balance Sheet, whether asserted or unasserted, contingent or otherwise, and the Company has no knowledge of any basis for the assertion of any such liability attributable to the Company, its assets or operations.

(vi) The Company has made available to Mallory or her legal counsel, copies of all foreign, federal and state income and all state sales and use Returns filed for all periods since the date of Company’s incorporation.

(vii) There is no Encumbrance of any sort on the assets of the Company the relating to or attributable to Taxes other than Liens for taxes not yet due and payable.

(viii) The Company has no knowledge of any basis for the assertion of any claim relating or attributable to Taxes which, if adversely determined, would result in any Encumbrance on any material assets of the Company.

(ix) As of the Closing, there will not be any contract, agreement, plan or arrangement, including but not limited to the provisions of this Agreement, covering any employee or former employee of the Company that, individually or collectively, could give rise to the payment of any amount that would not be deductible by the Company as an expense under Sections 162, 280G or 404 of the Code.

(x) The Company is not a party to a tax sharing, indemnification or allocation agreement nor does the Company owe any amount under any such agreement.

(xi) The Company uses the accrual method of accounting for income tax purposes and its tax basis in its assets for purposes of determining its future amortization, depreciation and other federal income tax deductions is accurately reflected on the Company’s tax books and records.

(xii) The Company qualifies as a corporation for all federal and state income tax purposes.

3.10 Restrictions on Business Activities. To the best knowledge of Seller and/or Stockholder, there is no agreement (noncompete or otherwise), commitment, judgment, injunction, order or decree to which the Company or Stockholder is a party or otherwise binding upon the Company which has or may have the effect of prohibiting or impairing any business practice of the Company, any acquisition of property (tangible or intangible) by the Company or the conduct of business by the Company.

3.11 Minute Books. The minutes of the Company, which shall be made available to counsel for Buyer on or before the date first indicated above, are the only minutes of the Company and contain an accurate summary of all meetings of the Board of Directors (or committees thereof) of the Company and its shareholders or actions by written consent since the date of the Merger.

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3.12 Employee Matters and Benefit Plans.

(a) Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:

(i) “Affiliate” shall mean any other person or entity under common control with the Company within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations issued thereunder;

(ii) “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended;

(iii) “Code” shall mean the Internal Revenue Code of 1986, as amended;

(iv) “Company Employee Plan” shall mean any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded, including without limitation, each “employee benefit plan,” within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by the Company for the benefit of any Employee, or with respect to which the Company has or may have any liability or obligation;

(v) “DOL” shall mean the Department of Labor;

(vi) “Employee” shall mean any current or former employee, consultant or director of the Company;

(vii) “Employee Agreement” shall mean each management, employment, severance, consulting, relocation, repatriation, expatriation, visas, work permit or other agreement, contract or understanding between the Company and any Employee;

(viii) “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended;

(ix) “FMLA” shall mean the Family Medical Leave Act of 1993, as amended;

(x) “International Employee Plan” shall mean each Company Employee Plan that has been adopted or maintained by the Company, whether informally or formally, or with respect to which the Company will or may have any liability, for the benefit of Employees who perform services outside the United States;

(xi) “IRS” shall mean the Internal Revenue Service;

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(xii) “Multiemployer Plan” shall mean any “Pension Plan” (as defined below) which is a “multiemployer plan,” as defined in Section 3(37) of ERISA;

(xiii) “PBGC” shall mean the Pension Benefit Guaranty Corporation; and

(xiv) “Pension Plan” shall mean each Company Employee Plan which is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA.

(b) Schedule. Exhibit D contains an accurate and complete list of each Company Employee Plan and each Employee Agreement under each Company Employee Plan or Employee Agreement. The Company does not have any plan or commitment to establish any new Company Employee Plan or Employee Agreement, to modify any Company Employee Plan or Employee Agreement (except to the extent required by law or to conform any such Company Employee Plan or Employee Agreement to the requirements of any applicable law, in each case as previously disclosed to Buyer in writing, or as required by this Agreement), or to enter into any Company Employee Plan or Employee Agreement.

(c) Documents. On or before the Closing Date the Company shall deliver or make available to Buyer: (i) correct and complete copies of all documents embodying each Company Employee Plan and each Employee Agreement including (without limitation) all amendments thereto and all related trust documents; (ii) the most recent annual actuarial valuations, if any, prepared for each Company Employee Plan; (iii) the three (3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan; (iv) if the Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets; (v) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan; (vi) all IRS determination, opinion, notification and advisory letters, and all applications and correspondence to or from the IRS or the DOL with respect to any such application or letter; (vii) all material written agreements and contracts relating to each Company Employee Plan, including, but not limited to, administrative service agreements, group annuity contracts and group insurance contracts; (viii) all communications material to any Employee or Employees relating to any Company Employee Plan and any proposed Company Employee Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability to the Company; (ix) all correspondence to or from any governmental agency relating to any Company Employee Plan; (x) all COBRA forms and related notices; (xi) all policies pertaining to fiduciary liability insurance covering the fiduciaries for each Company Employee Plan; (xii) all discrimination tests for each Company Employee Plan for the most recent plan year; and (xiii) all registration statements, annual reports (Form 11-K and all attachments thereto) and prospectuses prepared in connection with each Company Employee Plan.

(d) Employee Plan Compliance. The Company has performed in all material respects all obligations required to be performed by it under, is not in default or violation of, and has no knowledge of any default or violation by any other party to each Company Employee Plan, and each Company Employee Plan has been established and maintained in all material respects in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA or the Code; (ii) each Company Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has either received a favorable determination, opinion, notification or advisory letter from the IRS with respect to each such Plan as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation, or has remaining a period of time under applicable Treasury regulations or IRS pronouncements in which to apply for such a letter and make any amendments necessary to obtain a favorable determination as to the qualified status of each such Company Employee Plan; (iii) no “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan; (iv) there are no actions, suits or claims pending, or, to the knowledge of Seller or Stockholder, threatened or reasonably anticipated (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan; (v) each Company Employee Plan can be amended, terminated or otherwise discontinued after the Closing Date in accordance with its terms, without liability to the Company or any of its Affiliates (other than ordinary administration expenses); (vi) there are no audits, inquiries or proceedings pending or, to the knowledge of the Company or any Affiliates, threatened by the IRS or DOL with respect to any Company Employee Plan; and (vii) neither the Company nor any Affiliate is subject to any penalty or tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code.

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(e) Pension Plan. Since the Merger Company has not maintained, established, sponsored, participated in, or contributed to, any Pension Plan which is subject to Title IV of ERISA or Section 412 of the Code.

(f) Multiemployer Plans. At no time since the Merger has the Company contributed to or been obligated to contribute to any Multiemployer Plan.

(g) No Post-Employment Obligations. No Company Employee Plan provides, or reflects or represents any liability to provide, retiree life insurance, retiree health or other retiree employee welfare benefits to any person for any reason, except as may be required by COBRA or other applicable statute, and the Company has never represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other person that such Employee(s) or other person would be provided with retiree life insurance, retiree health or other retiree employee welfare benefit, except to the extent required by statute.

(h) COBRA etc. The Company, since the Merger and in any material respect, has not violated any of the health care continuation requirements of COBRA, the requirements of FMLA, the requirements of the Women’s Heath and Cancer Rights Act, the requirements of the Newborns’ and Mothers’ Health Protection Act of 1996, or any similar provisions of state law applicable to its Employees.

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(i) Effect of Transaction.

(i) The execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Plan, Employee Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee.

(ii) No payment or benefit which will or may be made by the Company with respect to any Employee as a result of the transactions contemplated by this Agreement or otherwise will be characterized as a “parachute payment,” within the meaning of Section 280G(b)(2) of the Code (but without regard to clause (ii) thereof).

(j) Employment Matters. The Company: (i) is in compliance in all respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Employees; (ii) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to Employees; (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (iv) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending, threatened or reasonably anticipated claims or actions against the Company under any worker’s compensation policy or long-term disability policy.

3.13 Compliance with Laws. Assuming that Mallory has not violated any applicable laws in the performance of her duties and obligations, the Company has complied with, is not in violation of, and has not received any notices of violation with respect to, any foreign, federal, state or local statute, law or regulation, since the date of the Merger.

3.14 Bank Accounts. Exhibit E contains an accurate and complete list showing the name and address of each bank in which the Company has an account or safe deposit box, the number of any such account or safe deposit box and the names of all persons authorized to draw thereon or have access thereto

3.15 Conduct of Business of the Company. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing Date, the Company agrees (except to the extent that Buyer or Mallory shall otherwise consent in writing), to carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, to pay debts and Taxes when due, to pay or perform other obligations when due, and, to the extent consistent with such business, use all reasonable efforts consistent with past practice and policies to preserve intact the Company’s present business organization, keep available the services of present officers and key employees and preserve relationships with clients, suppliers, and others having business dealings with it, all with the goal of preserving unimpaired the Company’s goodwill and ongoing businesses at the Closing Date. Mallory agrees to take no action to cause the Company to fail to comply with this Section 3.15. The Company shall promptly notify Buyer of any event or occurrence or emergency not in the ordinary course of business of the Company and any material event involving the Company.

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3.16 Client and Employee Non-Solicitation.

(a) In consideration of the Purchase Price and the Assumed Liabilities, for a period of three (3) years from the Closing Date, Seller and its Affiliates shall not:

(i) in any capacity whatsoever (including as a stockholder, proprietor, partner, joint venturer, member, consultant, agent, lender, or otherwise), directly or indirectly, solicit, sell, service, divert, or accept any financial or investment advisory services from, or to any persons who were clients of the Company (as determined by receipt by Company of fees) at any time between the date of the Merger and the Closing Date;

(ii) directly or indirectly through another entity solicit, induce or conspire with or attempt to solicit, induce, or conspire with any employee of the Company to leave the employ of Company or any of its Affiliates, or to compete against the Company or any of its Affiliates, or in any way interfere with the relationship between Company or any of its Affiliates and any employee thereof; or

(b) The covenants in this Section 3.16 are severable and separate, and the unenforceability of any specific covenant in this Section 3.16 is not intended by any party hereto to, and shall not, affect the provisions of any other covenant in this Section 3.16. If any court of competent jurisdiction shall determine that the scope, time, or territorial restrictions set forth in this Section 3.16 are unreasonable as applied to Seller, the parties hereto acknowledge their mutual intention and agreement that those restrictions be enforced to the fullest extent the court deems reasonable, and thereby shall be reformed to that extent as applied to Seller.

(c) Buyer and Seller hereby agree that this Section 3.16 is a material and substantial part of this Agreement, and absent Seller agreeing to be bound by this Section 3.16, Buyer would not have consummated the Acquisition.

(d) The parties hereto agree that money damages would not necessarily be an adequate remedy for any breach of this Section 3.16. Because of the difficulty in measuring the economic losses that may be incurred by Buyer as a result of any breach by Seller of the covenants in this Section 3.16 and because of the immediate and irreparable damage that could be caused to Buyer for which it would have no other adequate remedy, Seller agrees that Buyer may enforce the provisions of this Section 3.16 by any equitable or legal means, including seeking an appropriate injunction or restraining order against Seller if a breach of any of those provisions occurs. Therefore, in the event of a breach or threatened breach of this Section 3.16, Buyer or its successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief (temporary and/or permanent), in order to enforce, or prevent any violations of, the provisions hereof.

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(e) In the event of any breach or threatened breach by Seller or any of its Affiliates of the terms of this Section 3.16, Seller shall reimburse Buyer for its reasonable attorneys’ fees, court costs and other expenses it incurs in enforcing the provisions of this Section 3.16.

3.17 Accounts Payable. Accounts payable shall be handled as set forth in Exhibit B.

ARTICLE IV.
FURTHER REPRESENTATIONS AND WARRANTIESOF SELLER AND STOCKHOLDER

Seller and Stockholder jointly and severally represent and warrant to Buyer as set forth in this Article IV.

4.1 Organization; Qualification. Each of Seller and Stockholder (referred to as the “Seller Parties” or a “Seller Party” where appropriate in the context) is a corporation and limited liability company, respectively, duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Each Seller Party has the corporate or limited liability company power and authority to operate, own and lease its properties, perform its obligations and otherwise carry on its business as now conducted.

4.2 Authorization; Enforceability. This Agreement has been duly executed and delivered by each Seller Party and constitutes the legal, valid and binding obligations of such Party, enforceable against it in accordance with its terms. Each Seller Party has duly and validly authorized this Agreement and all of the Contemplated Transactions to be taken by it.

4.3 No Violation; Legal Approvals; Consents. The execution and delivery of this Agreement by the Seller Parties and the consummation and compliance with the transactions, terms and conditions of this Agreement by them will not, directly or indirectly (with or without notice or the lapse of time or both): (i) contravene, conflict with or result in a violation of any provision of their Governing Documents or the resolutions adopted by their Boards or Directors or Managers; or (ii) violate, or give any person the right to obtain any relief, or exercise any remedy under, any Legal Requirement to which any of them are subject, or by which any of their assets may be bound or affected, or give any person the right to challenge any of the Contemplated Transactions. Except as set forth in Exhibit C, neither Seller nor Stockholder is required to make, give or obtain any Legal Approvals or Consents in connection with the execution, delivery or performance by Seller or Stockholder of this Agreement or the consummation by Seller or Stockholder of the Contemplated Transactions.

4.4 Finders’ Fees; No Existing Discussions. Neither any Seller Party nor any of their respective officers, directors or employees has employed any broker or finder or incurred any Liability for any brokerage fee, commission or finders’ fee in connection with any of the Contemplated Transactions.

4.5 Inter-company Obligations. As of the Closing Date neither the Company nor Mallory will have any inter-company or personal payment obligations to either Seller or Stockholder for transactions or matters arising prior to the Closing Date, subject only to ordinary course accounting adjustments and entries, if any, to be completed by Seller within thirty (30) days of the Closing Date.

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ARTICLE V.
REPRESENTATIONS AND WARRANTIES OF BUYER AND MALLORY

Buyer and Mallory jointly and severally represent and warrant to Seller and Stockholder as follows:

5.1 Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Buyer has the corporate power and authority to own or lease its properties, carry on its business, enter into this Agreement and perform its obligations under this Agreement.

5.2 Authorization; Enforceability. This Agreement has been duly executed and delivered by Buyer and by Mallory, and constitutes the legal, valid and binding obligations of Buyer and Mallory, enforceable against them in accordance with its terms. All Contemplated Transactions to which Buyer is or is to become a Party have been duly and validly authorized by all necessary corporate proceedings by Buyer.

5.3 Title to MCF Shares. All of the MCF Shares are owned of record, legally, beneficially and exclusively by Mallory, subject to any conditions applicable to the MCF Escrow Shares. Mallory holds the exclusive right and power to vote the MCF Shares. The MCF Shares are free and clear of any and all Encumbrances, specifically including, without limitation, any claims of any former spouse of Mallory based on community property law or any other legal theory. No legend or other reference to any purported Encumbrance appears upon any certificate representing the MCF Shares other than as required under the Merger Agreement or the Employment Agreement. Upon delivery of the MCF Shares under this Agreement, Seller will acquire good and valid legal and exclusive title to the MCF Shares, free and clear of any Encumbrances.

5.4 No Violation; Legal Approvals; Consents. The execution and delivery of this Agreement and the consummation and compliance with the transactions, terms and conditions of this Agreement by Buyer and Mallory will not, directly or indirectly (with or without notice or the lapse of time or both): (i) contravene, conflict with or result in a violation of any provision of Buyer’s Governing Documents or the resolutions adopted by its Board or Directors; or (ii) violate, or give any person the right to obtain any relief, or exercise any remedy under, any Legal Requirement to which Buyer or Mallory is subject, or by which any of Buyer or Mallory’s assets may be bound or affected, or give any person the right to challenge any of the Contemplated Transactions. Neither Buyer nor Mallory is required to make, give or obtain any Legal Approvals or Consents in connection with the execution, delivery or performance by Buyer and Mallory of this Agreement or the consummation by Buyer and Mallory of the Contemplated Transactions. In the conduct of the portion of the day to day business operations of the Company for which Mallory has been responsible, Mallory has not violated or caused the Company to violate any applicable securities laws.

5.5 Finders’ Fees. Neither Buyer nor any of its officers, directors or employees nor Mallory has employed any broker or finder or incurred any Liability for any brokerage fee, commission or finders’ fee in connection with any of the Contemplated Transactions.

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5.6 Labor Code 2802. Mallory is unaware of having any claims under California Labor Code Section 2802.

ARTICLE VI.
TERMINATION, AMENDMENT AND WAIVER

6.1 Termination. Except as provided in Section 6.7 below, this Agreement may be terminated at any time prior to the Closing Date:

(a) by mutual consent of the Seller and Buyer;

(b) by Buyer or the Seller if the Closing has not occurred by January 8, 2007 (provided, a later date may be agreed upon in writing by the parties hereto, and provided further that the right to terminate this Agreement under this Section 6.2 shall not be available to any party whose action or failure to act has been the cause of or resulted in the failure of the Closing to occur on or before such date and such action or failure to act constitutes a breach of this Agreement);

(c) by Buyer if it is not in material breach of its obligations under this Agreement and there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of the Seller or the stockholder and such breach has not been cured within ten (10) calendar days after written notice to the Seller (provided that, no cure period shall be required for a breach which by its nature cannot be cured);

(d) by the Seller if neither it nor the Stockholder are in material breach of their respective obligations under this Agreement and there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of Buyer and such breach has not been cured within ten (10) calendar days after written notice to Buyer (provided that, no cure period shall be required for a breach which by its nature cannot be cured); or

(e) by Buyer, Seller or Stockholder if an event having a Material Adverse Effect on the Company shall have occurred after the date of this Agreement.

Where action is taken to terminate this Agreement pursuant to this Section 6.2, it shall be sufficient for such action to be authorized by the Board of Directors (as applicable) of the party taking such action.

6.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 6.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Buyer, Seller or Stockholder, or their respective officers, directors or shareholders, provided that each party shall remain liable for any breaches of this Agreement prior to its termination; and provided further that, the provisions of Sections 2.6, 2.7, 6, 10, and 11 of this Agreement shall remain in full force and effect and survive any termination of this Agreement.

6.3 Extension; Waiver. At any time prior to the Closing Date, Buyer, on the one hand, and Seller or Stockholder, on the other, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations of the other party hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

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ARTICLE VII.
INDEMNIFICATION

7.1 Indemnification by Seller and Stockholder. Seller and Stockholder jointly and severally shall indemnify, defend, save and hold harmless Buyer and its officers, directors, employees, agents and Affiliates (including, after the Closing, Company; each, a “Buyer Indemnitee”) from and against, and shall reimburse Buyer Indemnitees for, all Damages (collectively, “Buyer Damages”) directly or indirectly asserted against, imposed upon, resulting to, or incurred or required to be paid by any Buyer Indemnitee from or in connection with: (i) the breach of any representation or warranty made by a Seller Party pursuant to this Agreement; (ii) a breach or non-performance, partial or total, of any covenant or agreement made by a Seller or Stockholder pursuant to this Agreement; (iii) any financial or tax consequences arising from the handling of the filing with state authorities of the merger documentation pertaining to the Merger; (iv) any acts or omissions of Mallory in connection with her capacity as a member of Stockholder’s Board of Directors; (v) any and all Taxes of the Company applicable to all or any part of the period commencing on the date of the Merger and concluding on the Closing Date; (vi) performance of the administrative aspects of the Human Resources function including compliance with payroll and withholding requirements; (vii) any ERISA-related matters; (viii) compliance with federal and state securities laws applicable to the administration of Company’s business other than aspects of the Company’s business for which Buyer and Mallory provide indemnification under Section 7.2; or (ix) any failure to keep the accounting or tax books and records of the Company in accordance with proper practices of affiliates of public companies, except to the extent with respect to any of the foregoing (A) they arise from or are related to the gross negligence or willful misconduct of Mallory or (B) Mallory had prior knowledge of and materially contributed to any such breach or failure.

7.2 Indemnification by Buyer. Buyer shall indemnify, defend, save and hold harmless Seller, Stockholder, and their officers, directors, employees, Affiliates and agents (each, a “Seller Indemnitee”) from and against any and all Damages (collectively, “Seller Damages”) directly or indirectly asserted against, imposed upon, resulting to, or incurred or required to be paid by any Seller Indemnitee from or in connection with, (i) any breach or inaccuracy of any representation or warranty made by Buyer or Mallory in this Agreement; (ii) a breach or nonperformance, partial or total, of any covenant or agreement made by Buyer or Mallory pursuant to this Agreement; (iii) any financial or investment advice or other service given or provided to any customer of Company or its predecessor corporation; (iv) any failure to comply with applicable securities laws with respect to the provision of services to customers or to properly book, record, account for, handle, or effect any transactions for customers of Company or its predecessor, or, with respect to any such transactions between the effective date of the Merger and the date of the Closing, properly report those transactions to the Company’s compliance officer; (v) the day to day operation of the business of Company as it relates to marketing or advertising or to provision of customer services; or (vi) the operation of the Company’s predecessor corporation.

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7.3 Limitations on Indemnification. Neither Party shall have the right to assert any claim for indemnification under this Agreement more than two years after the Closing provided that any claim related to any violation of the securities or tax laws by any Party hereto shall survive until the expiration of any applicable statutes of limitation. No indemnification shall be made under Sections 7.1 and 7.2 to the extent that the Indemnitees’ Damages exceed $2,000,000 in the aggregate. Notwithstanding anything else in this Agreement, in no event shall any Party be liable to any other Party for any incidental, special, punitive, consequential or indirect damages, whether for indemnification or otherwise.

7.4 Notice of Claims. If any Buyer Indemnitee or any Seller Indemnitee (an “Indemnified Party”) believes that it has suffered or incurred, or will suffer or incur, any Damage for which it is entitled to indemnification under this Article VII, the Indemnified Party shall notify the Party or Parties from whom indemnification is being claimed (the “Indemnifying Party”). This notice shall specify the factual basis of the claim in reasonable detail in light of the circumstances then existing. If any Legal Proceeding is instituted by or against a third Party with respect to which any Indemnified Party intends to claim any Damages, such Indemnified Party shall notify the Indemnifying Party of such action or suit.

7.5 Third-Party Claims.

7.5.1 Notice. Promptly after receipt by a person entitled to indemnity under Article VI (an “Indemnified Person”) of notice of the assertion of a third-Party claim against it, such Indemnified Person shall give notice to the person obligated to indemnify under the applicable section thereof (an “Indemnifying Person”) of the assertion of such third-Party claim. If Indemnified Person fails to notify the Indemnifying Person of the claim, it will not relieve the Indemnifying Person of any liability that it may have to any Indemnified Person, except to the extent that the Indemnifying Person demonstrates that the defense of such third-Party claim is prejudiced by the Indemnified Person’s failure to give such notice.

7.5.2 Assumption of Defense. If an Indemnified Person gives notice to the Indemnifying Person pursuant to Section 7.5.1 of the assertion of a third-Party claim, the Indemnifying Person shall be entitled to participate in the defense of such third-Party claim and, to the extent that it wishes (unless (i) the Indemnifying Person is also a person against whom the third-Party claim is made and the Indemnified Person determines in good faith that joint representation would be inappropriate or (ii) the Indemnifying Person fails to provide reasonable assurance to the Indemnified Person of its financial capacity to defend such third-Party claim and provide indemnification with respect to such third-Party claim), to assume the defense of such third-Party claim with counsel satisfactory to the Indemnified Person. After notice from the Indemnifying Person to the Indemnified Person of its election to assume the defense of such third-Party claim, the Indemnifying Person shall not, so long as it diligently conducts such defense, be liable to the Indemnified Person under this Article VII for any fees of other counsel or any other expenses with respect to the defense of such third-Party claim, in each case subsequently incurred by the Indemnified Person in connection with the defense of such third-Party claim, other than reasonable costs of investigation. If the Indemnifying Person assumes the defense of a third-Party claim, no compromise or settlement of such third-Party claims may be effected by the Indemnifying Person without the Indemnified Person’s consent, unless (x) there is no finding or admission of any violation of Legal Requirement or any violation of the rights of any person; (y) the sole relief provided is monetary damages that are paid in full by the Indemnifying Person; and (z) the Indemnified Person shall have no liability with respect to any compromise or settlement of such third-Party claims effected without its consent. If notice is given to an Indemnifying Person of the assertion of any third-Party claim and the Indemnifying Person does not, within ten (10) days after the Indemnified Person’s notice is given, give notice to the Indemnified Person of its election to assume the defense of such third-Party claim, the Indemnifying Person will be bound by any determination made in such third-Party claim or any compromise or settlement effected by the Indemnified Person.

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7.5.3 Exceptions. Notwithstanding the foregoing, if an Indemnified Person determines in good faith that there is a reasonable probability that a third-Party claim may adversely affect it or its Related Parties (including claims for environmental liability that could adversely affect the operations of the Business and claims that could adversely affect the customer base of the Business), the Indemnified Person may, by notice to the Indemnifying Person, assume the exclusive right to defend, compromise or settle such third-Party claim, but the Indemnifying Person will not be bound by any determination of any third-Party claim so defended for the purposes of this Agreement or any compromise or settlement effected without its Consent (which may not be unreasonably withheld).

7.5.4 Cooperation. With respect to any third-Party claim subject to indemnification under this Article VII, (i) both the Indemnified Person and the Indemnifying Person, as the case may be, shall keep the other person fully informed of the status of such third-Party claim and any related proceedings at all stages thereof where such person is not represented by its own counsel, and (ii) the Parties agree (each at its own expense) to render to each other such assistance as they may reasonably require of each other and to cooperate in good faith with each other in order to ensure the proper and adequate defense of any third-Party claim.

7.5.5 Confidential Information; Privilege. With respect to any third-Party claim subject to indemnification under this Article VII, the Parties agree to cooperate in such a manner as to preserve in full (to the extent possible) the confidentiality of all Confidential Information and the attorney-client and work-product privileges. In connection therewith, each Party agrees that: (i) it will use its Commercially Reasonable Efforts, in respect of any third-Party claim in which it has assumed or participated in the defense, to avoid production of Confidential Information (consistent with applicable law and rules of procedure), and (ii) all communications between any Party hereto and counsel responsible for or participating in the defense of any third-Party claim shall, to the extent possible, be made so as to preserve any applicable attorney-client or work-product privilege.

7.6 Cumulative Rights and Remedies. The rights to indemnification of the Parties under this Article VII shall be the exclusive remedy that the Parties may have in law or equity.

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ARTICLE VIII.
SETTLEMENT AND RELEASE OF CLAIMS

8.1 Potential Claims. Mallory has asserted various potential claims against Seller and Stockholder. Expressly denying any wrongdoing, fault or liability of any kind, and in order to avoid the substantial expense and inconvenience of litigation, and except as explicitly set forth in this Agreement, the Parties now hereby settle, except for the indemnity provisions and other obligations or covenants set forth in this Agreement, all claims arising in any way from (i) Mallory’s employment by Company, (ii) Mallory’s service on the board of directors of Stockholder and of Company, (iii) Seller’s acquisition of Company through the Merger, (iv) Stockholder’s ownership of the Company, and/or (v)  any transactions between them to date, on the terms set forth in this Article 8.

8.2 Adequacy of Payment.

8.2.1 Except for the indemnity provisions and other obligations or covenants set forth in this Agreement, Mallory and Buyer agree that the consideration set forth in this Agreement payable to Buyer constitutes all that is due Mallory or Buyer from Seller or Stockholder or any of their Affiliates other than Company, including but not limited to any tort damages, any other claimed damages, and any claimed lost income, wages, costs, penalties and/or attorneys’ fees in connection with the claims encompassed and released by this Agreement. Mallory and Buyer agree that they shall not seek any further compensation or consideration from Seller or Stockholder or from any of their Affiliates, other than Company, or from any or their employees, officers or directors or other related or affiliated person and/or entity for anything arising out of Mallory’s association with Seller, Stockholder, or Company for any and all claims released herein.

8.2.2 Except for the indemnity provisions and other obligations or covenants set forth in this Agreement, Seller and Stockholder agree that the consideration set forth in this Agreement payable to either of them constitutes all that is due them from Mallory or Buyer, including but not limited to any tort damages, any other claimed damages, and any claimed costs, penalties and/or attorneys’ fees in connection with the claims encompassed and released by this Agreement. Seller and Stockholder agree that neither they nor any of their Affiliates shall seek any further compensation or consideration from Buyer or Mallory or from any of their Affiliates or from any of their employees, officers or directors or other related or affiliated person and/or entity for anything arising out of their association with Mallory and Company for any and all claims released herein.

8.3 Release of All Claims.

8.3.1 Release by Mallory. Except for the indemnity provisions and other obligations or covenants set forth in this Agreement, effective as of the Closing, Buyer and Mallory unconditionally, irrevocably and absolutely release and discharge Seller, Stockholder, or any of their Affiliates, as well as any present or former employees, officers, agents, attorneys, successors and assigns of Seller, Stockholder, or any of their Affiliates, from all claims related in any way to the transactions or occurrences between them to date, to the fullest extent permitted by law, provided, however, that nothing in this release shall affect, limit or waive Mallory’s rights under California Labor Law Code Section 2802. This release is intended to be interpreted broadly to apply to all transactions and occurrences between Mallory and any of Seller, Stockholder, or Company and their assigns, successors, employees (former or present), including but not limited to any and all claims related to Mallory’s employment and employment conditions with Company or her service as an officer, director, or in any other capacity of or with Seller, Stockholder, Company, or any of their Affiliates, and all other losses, liabilities, claims, charges, demands and causes of action, known or unknown, suspected or unsuspected, arising directly or indirectly out of or in any way connected with the Action and/or these transactions or occurrences (collectively referred to as “Mallory Released Claims”). Mallory Released Claims include, without limitation, any claim based in tort, contract, common law, the state or federal Constitution, state or federal statutes (including, without limitation, the California Fair Employment and Housing Act, the California Civil Code, the California Government Code, the ADEA and Title VII of the Civil Rights Act of 1964), and all claims for attorneys’ fees, costs and expenses, as well as all workers’ compensation claims, grievances, claims and/or appeals under local, state or federal administrative procedures.

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8.3.2 Release by Seller and Stockholder (“Seller Parties”). Except for the indemnity provisions and other obligations or covenants explicitly set forth in this Agreement, effective as of the Closing, Seller, Stockholder for themselves and on behalf of their Affiliates except for Company unconditionally, irrevocably and absolutely release and discharge Mallory and Buyer, and Company, or any of their Affiliates, as well as any present or former employees, officers, agents, attorneys, successors and assigns, from all claims related in any way to the transactions or occurrences between them to date, to the fullest extent permitted by law. This release is intended to be interpreted broadly to apply to all transactions and occurrences between Seller Parties and Mallory and their assigns, successors, employees (former or present), including but not limited to any and all claims related to Mallory’s employment with Company or service as officer, director, or in any other capacity of or with any of Seller, Stockholder, or Company, and all other losses, liabilities, claims, charges, demands and causes of action, known or unknown, suspected or unsuspected, arising directly or indirectly out of or in any way connected with the Action and/or these transactions or occurrences (collectively referred to as “Seller Released Claims” and, where in context appropriate, together with the Mallory Released Claims, the “Released Claims”). Released Claims include, without limitation, any claim based in tort, contract, common law, the state or federal Constitution, state or federal statutes, and all claims for attorneys’ fees, costs and expenses, as well as all workers’ compensation claims, grievances, claims and/or appeals under local, state or federal administrative procedures.

8.4 Unknown or Different Facts or Law. The Parties acknowledge that they may discover facts or law different from, or in addition to, the facts or law they know or believe to exist with respect to the Released Claims. They agree, nonetheless, that this Agreement and the releases contained in it shall be and remain effective in all respects notwithstanding such different or additional facts or law.

8.5 California Civil Code Section 1542 Waiver. The Parties expressly acknowledge and agree that the releases contained in this Agreement include a waiver of all rights under Section 1542 of the California Civil Code. This statute reads as follows:

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A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS/HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM/HER MUST HAVE MATERIALLY AFFECTED HIS/HER SETTLEMENT WITH THE DEBTOR.

The Parties acknowledge that they have read all of this Agreement, including the above Civil Code section, and that they fully understand both the Agreement and the Civil Code section. The Parties waive any benefits and rights granted to them pursuant to Civil Code section 1542 and specifically confirm that fact by their signatures of this Agreement.

8.6 No Prior Assignments or Liens. The Parties represent and warrant that they have not assigned to any other person or entity any Released Claims. The Parties further represent and warrant there are no liens or claims against any of the amounts or consideration being paid or transferred by one to the other. They each agree to defend, indemnify, and hold the others harmless from any and all liens or claims against any of the amounts being transferred and from any liability, losses, claims, damages, costs or expenses, including reasonable attorneys’ fees, arising out of a breach of the representations and warranties contained in this paragraph.

8.7 Tax Matters. Mallory shall be solely responsible for the employee-related reporting and payment of any state, local and/or federal income tax, if any, on any of the amounts paid to her in connection with the Released Claims. Neither Seller nor Stockholder make any representations as to the taxability of the settlement sum or any portion thereof.

8.8 No Admissions. By entering into this Agreement, the Parties understand and agree that the released Parties do not admit that they have engaged in, or are now engaging in, any unlawful conduct or employment or other practice. It is understood and agreed that this Agreement is not an admission of liability.

8.9 Promise Not to Prosecute. The Parties agree that they shall not, at any time hereafter, commence, maintain or prosecute any action, suit, proceeding, investigation, complaint, claim, grievance or charge with any court, administrative agency, arbitrator or any other body or person, whether Federal, State, contractual or otherwise, or participate, aid or assist others in prosecuting any such action, suit, proceeding, investigation, complaint, claim, grievance or charge on their behalf, except as compelled by legal process, against the Parties, their parents, predecessors, successors, subsidiaries, affiliates, and assigns, based in whole or in part upon, or arising out of or in an way connected with any of the Released Claims. The Parties further agree to indemnify and hold each other harmless from and against any and all claims, demands, causes of action, damages or liability of any kind, including the cost of defense and reasonable attorneys’ fees arising out of or in connection with, any action, suit, proceeding, investigation, complaint, claim, grievance or charge commenced, maintained, or prosecuted by such Party contrary to the terms of this Agreement.

8.10 Attorneys’ Fees and Costs. The Parties agree to bear their own attorneys’ fees and expenses incurred in connection with the Actions, or any Released Claim, except as otherwise set forth herein.

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8.11 Knowledge, Capacity And Authority. The Parties represent and warrant that they had the opportunity to have counsel explain the contents of this Agreement to them. The Parties represent that they understand the contents of this Agreement and that they executed it knowingly and voluntarily and understand that after executing it they cannot proceed against each other on the claims released herein. Each Party to this Agreement represents and warrants that s/he/it has the authority and capacity to execute this Agreement.

8.12 Advice of Counsel. The Parties declare and represent that they are executing this Agreement with full advice from their chosen legal counsel, and that they intend that this Agreement shall be complete and shall not be subject to any claim of mistake, and that the releases herein express a full and complete release and, regardless of the adequacy or inadequacy of the consideration, each intends the releases herein to be final and complete. Each Party executes this release with the full knowledge that this release covers all possible claims to the fullest extent permitted by law.

ARTICLE IX.
POST-CLOSING COVENANTS

9.1 Taxes and Tax Filings. The following provisions shall govern the allocation of responsibility as between the Buyer and Seller and the Stockholder for certain Tax matters before and following the Closing Date:

(a) Tax Periods Ending on or Before the Closing Date. The Seller and the Stockholder are and shall be responsible for all Taxes payable for all taxable periods of the Company ending on or prior to the Closing Date. The Seller shall not be entitled to settle, either administratively or after the commencement of litigation, any claim for Taxes which would adversely affect the liability for Taxes of the Buyer or the Company for any period after the Closing Date to any extent (including, but not limited to, the imposition of income tax deficiencies, the reduction of asset basis or cost adjustments, the lengthening of any amortization or depreciation periods, the denial of amortization or depreciation deductions) without the prior consent of Buyer or Mallory, which consent shall not be unreasonably withheld.

(b) Cooperation on Tax Matters.

(i) Buyer, Seller, the Company and the Stockholder shall cooperate fully, as and to the extent reasonably requested by one another, in connection with the filing of Tax Returns pursuant to this Section and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding. The Company, Buyer, Seller and the Stockholder agree (A) to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, the Company, Seller and the Stockholder, as the case may be, shall allow the other party to take possession of such books and records.

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(ii) Buyer, Seller and the Stockholder further agree, upon request, to use their best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

(d) Audits.

(i) Buyer shall notify Seller and Stockholder promptly of any examinations, audits, litigation or other proceedings respecting the Company with respect to any taxable period ending on or prior to the Closing Date. Buyer shall have the right to control the conduct of any such examination, audit, litigation or other proceeding. Seller and/or the Stockholder at their own cost and expense, shall have the right to participate in such audit proceedings including the right to have their representative be present at the audit. To the extent that, as a result of such audit, there is an assessment of any Tax, interest or penalties thereon which, pursuant to the terms of this Agreement, the liability for which will be borne by the Seller and/or the Stockholder, then neither the Company nor the Buyer may enter into any settlement agreement incident to such assessment without the written approval of the Seller and/or the Stockholder, which approval shall not be unreasonably withheld. In the event that the Seller and/or the Stockholder, in good faith, desire to dispute the assessment, then the Seller and/or the Stockholder, at their own cost and expense, shall have the right to seek all reasonably available appeal rights incident to such Assessment.

(ii) Buyer shall have the sole right to represent the Company in any Tax audit, administrative or court proceeding for all taxable periods ending after the Closing Date, and to employ counsel of choice at its own expense, provided that it shall fully inform Stockholder and Seller of any potential impact on their tax liability with respect to any period prior to the Closing and provide them with the opportunity to participate, at their own expense, in the proceeding with respect thereto.

(iii) Buyer, Seller and the Stockholder shall provide timely notice to the other party in writing of any pending or threatened tax audit with respect to the Company for a taxable period for which the other party may have a liability under this Section. Buyer, Seller and Stockholder shall furnish each other with copies of all correspondence received from any Taxing Governmental Authority in connection with any tax audit or information request with respect to such a taxable period

9.2 Disclosure of Information. Seller and Stockholder recognize and acknowledge that each is possessed of certain Confidential Information related to the Business. Further, Seller recognizes and acknowledges that such information is valuable, special and essential to the successful and effective conduct of the Business by Buyer after Closing. Therefore, Seller and Stockholder shall not at any time use for Seller or Stockholder’s benefit, or disclose, communicate or divulge to or use for the direct or indirect benefit of any person or entity, any Confidential Information

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ARTICLE X.
DEFINITIONS; CONSTRUCTION

10.1 Definitions. The following terms have the meanings specified below or are defined in the sections referred to below.

“Affiliate” means, with respect to any person, any other person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such person. “Control” for this purpose means the possession, directly or indirectly, of more than twenty-five percent of the voting power of a person.

“Agreement” means this Stock Purchase Agreement, as it may be amended from time to time.

“Bank Accounts” means the bank accounts set forth on Exhibit E, which constitute all of the Company’s bank accounts.

“Best Efforts/Commercially Reasonable Efforts” The efforts that a prudent person desirous of achieving a result would use in similar circumstances to achieve that result as expeditiously as possible.

“Business” means the financial and investment advisory services business of the Company.

“Business Day” means any day other than (i) Saturday or Sunday or (ii) any other day on which banks in San Francisco are permitted or required to be closed.

“Buyer” means Mallory Acquisition Corp., a California corporation.

“Buyer Damages” is defined in Section 7.1.

“Buyer Indemnitee” is defined in Section 7.1.

“Closing Date” means January 2, 2007.

“Company” means Catalyst Financial Planning and Investment Management Corporation, a Delaware corporation,

“Confidential Information” means of the following disclosed or exchanged in connection with the Contemplated Transactions and all of the following owned or possessed by Company: (i) all information that is a trade secret under applicable trade secret or other law; (ii) all information concerning product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current and planned research and development, current and planned manufacturing or distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer hardware, Software and computer software and database technologies, systems, structures and architectures; (iii) all information concerning the business and affairs of the disclosing Party (which includes historical and current financial statements, financial projections and budgets, tax returns and accountants’ materials, historical, current and projected sales, capital spending budgets and plans, business plans, strategic plans, marketing and advertising plans, publications, client and customer lists and files, contracts, the names and backgrounds of key personnel and personnel training techniques and materials, however documented), and all information obtained from review of the disclosing Party’s documents or property or discussions with the disclosing Party regardless of the form of the communication; (iv) all proprietary information of Company; and (v) all notes, analyses, compilations, studies, summaries and other material prepared by the receiving Party to the extent containing or based, in whole or in part, upon any information included in the foregoing. “Confidential Information” shall not include any information that is already known to a Party or to others not bound by a duty of confidentiality or information that is publicly available through no fault of such Party.

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“Consent” means any registration, filing, declaration, application, rights of first refusal or notice to or with any person and any consent, approval, permit, qualification, waiver, waiting period, authorization, or action of or by any person other than a Governmental Body. “Consent” shall include any consent, approval, waiver, authorization or other action required under any Contract or to prevent any assets or Liabilities of Seller, Company from being in default, terminating, accelerating, revoking, suspending, canceling, losing or diminishing in value, changing in any respect or creating any Liability or giving any person any rights or remedies as a result of the consummation of the Contemplated Transactions.

“Contemplated Transactions” means the sale and purchase of the Shares and the transactions contemplated by this Agreement.

“Contract” means any agreement, contract, lease (relating to real or personal property), license, indenture, mortgage, instrument, commitment, purchase or sale orders, consensual obligation, promise or obligation or other arrangement or understanding, oral or written, formal or informal, express or implied, whether or not legally binding, to which Seller is a Party or by which it or its assets may be affected.

“Damage” means any loss, demand, claim, allegation, assertion, action or cause of action, assessment, damage (including incidental and consequential damages), deficiency, Liability, cost, expense, diminution of value, fine, penalty, judgment, award or settlement, whether or not involving a third-Party claim, including reasonable legal fees, interest, and any reasonable amount paid in investigation, defense or settlement of any of the foregoing.

“Encumbrance” means any debt, mortgage, deed of trust, lien, community or marital property interest, equitable interest, pledge, security interest, encumbrance, option, right of first option or refusal, agreement of sale, adverse claim, easement, lien, lease, assessment, restrictive covenant, Liability, encroachment, right-of-way, servitude, restriction on use or any other burden, charge or restriction of any kind or nature whatsoever, legal or equitable, or any item similar or related to the foregoing.

“Governing Documents” means, with respect to any person who is not a natural person, the certificate or articles of incorporation, bylaws, deed of trust, formation or governing agreement and other charter, organic, organization or governing documents or instruments of such person relating to the creation, formation, organization, management or operation of such person or relating to the rights, duties and obligations of the equity holders of such person.

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“Governmental Authorization” means any permit, certificate, license, consent, waiver, franchise, privilege, approval, exception, variance, exemption, registration, filing or authorization required, or otherwise made available by or under the authority of, any applicable Legal Requirements or otherwise advisable in connection with the formation and operation of the Alliance and the Alliance Entities.

“Governmental Body” means any nation, state, county, city, town, borough, village, district or other jurisdiction, court, tribunal, government, quasi-governmental authority of any nature, department, commission, board, bureau, agency, official or other regulatory, administrative or governmental authority or instrumentality (foreign, federal, state, local or other political subdivision) or any body similar or related to the foregoing.

“Indemnified Party” is defined in Section 7.5.

“Indemnifying Party” is defined in Section 7.5.

“IRS” means the U.S. Internal Revenue Service and, to the extent applicable, the United States Department of the Treasury.

“Legal Approval” means any registration, filing, declaration, application, rights of first refusal or notice to or with any person and any consent, approval, permit, qualification, waiver, waiting period, authorization, Order or action of or by any Governmental Body. “Legal Approval” shall include any consent, approval, waiver, authorization or other action required under any Contract or Governmental Authorization (including those required under the HSR Act) or to prevent any assets or Liabilities of Seller, Company, or Buyer from being in default, terminating, accelerating, revoking, suspending, canceling, losing or diminishing in value, changing in any respect or creating any Liability or giving any person any rights or remedies as a result of the consummation of the Contemplated Transactions.

“Legal Proceeding” means any action, arbitration, audit, hearing, investigation, litigation, suit (whether civil, criminal, administrative, investigative, or informal, public or private) or Order commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

“Legal Requirement” means any applicable international, multinational, national, foreign, federal, state, municipal, local (or other political subdivision) or administrative law, constitution, statute, code, ordinance, rule, regulation, requirement, standard, policy, guidance, treaty, judgment or Order of any kind or nature whatsoever including any public policy, judgment or principle of common law.

“Liability” with respect to any person or any property of such person, means any and all debt, liability or obligation of such person of any nature, kind, character or description whatsoever, whether or not due or to become due, known or unknown, accrued, unaccrued, fixed, absolute, matured, liquidated, asserted, conditional, secondary, potential, determined, determinable or contingent, executory, liquidated or unliquidated, secured or unsecured, joint or several, vested or unvested and whether or not incurred directly by such person or by any Predecessor of such person, whether or not required to be accrued on the financial statements of such person and whether or not arising out of any act, omission, transaction, circumstance, sale of goods or service, setoff, recoupment, counterclaim or otherwise.

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“Mallory” means Madelyn Mallory.

“Mallory Trust” is defined in Recital A.

“Material Adverse Effect” means an event or condition that currently or in the future is likely to (i) materially adversely affect the financial or other condition, results of operations, assets (considered in the aggregate), liabilities, equity, business or prospects of the Company, (ii) materially impede the ongoing operations of the Company, (iii) significantly adversely affect a material asset of the Company, or (iv) materially adversely affect the value of, or rights accompanying, the Shares, except, in each case, for any changes resulting from general economic, financial or market conditions or from conditions generally affecting the investment advisory industry.

“Merger” is defined in Recital A.

“Options” is defined in Recital C.

“Order” means any order, award, decision, injunction, judgment, ruling, writ, assessment, decree, determination, subpoena, stipulation or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

“Party” or “Parties” mean a Party or the Parties to this Agreement.

“Permitted Disclosures” is defined in Section 2.4.

“Permitted Encumbrance” means any encumbrance for taxes, assessments or governmental charges or claims that are not yet delinquent and in the case of the Real Property, non-monetary charges and encumbrances of record that do not (either individually or in the aggregate) interfere with or detract from the use, marketability or value of the Real Property.

“Person” means and includes a natural person, a corporation, an association, a partnership, a limited liability company, a trust, a joint venture, an unincorporated organization, a business, and a Governmental Body or any other legal entity.

“Predecessor” means any person that may be a predecessor entity or entities to Company by any legal means, including, without limitation, (i) pursuant to any Legal Requirement, whether by statutory merger, de facto merger, consolidation, combination, division, dissolution, reorganization or otherwise or (ii) based on any theory or doctrine of successor liability, whether by statute or at common law.

“Purchase Price” is defined in Section 1.2.

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“Related Party” means (i) Seller, Stockholder, Company, or Buyer, as the case may be, (ii) any Affiliate of any of them, (iii) any officer, director, partner, executor or trustee (or similar capacity) of any person identified in clauses (i) or (ii) preceding, (iv) any spouse, sibling, ancestor, lineal descendant of or person who resides with any natural person identified in any one of the preceding clauses and any Affiliate of any such person, and (v) any person with respect to whom any natural person identified in any one of the preceding clauses is an officer, director, partner, executor or trustee (or similar capacity) and any Affiliate of any such person.

“Returns” means all required federal, state, local and foreign tax returns, estimates, information statements and reports.

“Seller” means MCF Corporation, a Delaware corporation.

“Seller Damages” is defined in Section 7.2.

“Seller Indemnitees” is defined in Section 7.2.

“Shares” is defined in Recital B.

“Software” means all computer software programs and applications and subsequent versions thereof, including source code, object, executable or binary code, objects, comments, screens, user interfaces, report formats, templates, menus, buttons and icons and all files, data, materials, manuals, design notes and other items and documentation related thereto or associated therewith.

“Stockholder” means MCF Wealth Management LLC.

“Subsidiary” means any corporation, partnership, joint venture, limited liability company or other person in which Seller owns, directly or indirectly, more than 20% of the outstanding voting securities or equity interests or in which Seller, directly or indirectly, has the power to direct the business and policies of that person (including upon the happening of a contingency that has not yet occurred). For this purpose, “indirectly” includes ownership, control or direction through multi-tiered ownership structure (including foreign ownership and venture arrangements), through special purpose entities, by contract or otherwise.

“Tax” means any income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental, windfall profit, customs, vehicle, airplane, boat, vessel or other title or registration, capital stock, franchise, employees’ income withholding, foreign or domestic withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, value added, alternative, add-on minimum and other tax, fee, assessment, levy, tariff, charge or duty of any kind whatsoever and any interest, penalty, addition or additional amount thereon imposed, assessed or collected by or under the authority of any Governmental Body or payable under any tax-sharing agreement or any other Contract, except those amounts resulting from any conversion under Section 3.16 hereof.

“Tax Return” means any return (including any information return), report, statement, schedule, notice, form, declaration, claim for refund or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

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“Transition Plan” is defined in Section 2.5.

“USGAAP” means United States generally accepted accounting principles.

10.2 Construction. As used in this Agreement, unless a clear contrary intention applies: (i) references to “Article” or “Section” are to an article or section of this Agreement, and references to “hereunder,” “hereof,” “hereto,” and words of similar import are references to this Agreement as a whole and not to any particular Article, section or other provision hereof; (ii) references to the singular number includes the plural number, and vice versa, and reference to any gender includes each other gender; (iii) all “Exhibits” referred to in this Agreement are to Exhibits attached to this Agreement and are incorporated into this Agreement by reference and made a part of this Agreement; (iv) “include”, “includes” and “including” are deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of like import; (v) with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding”; (vi) the headings of the various articles, sections and other subdivisions of this Agreement are for convenience of reference only and shall not modify, define or limit any of the terms or provisions of this Agreement; (vii) “knowledge” of a person means the actual knowledge of such person and the knowledge that a prudent individual could be expected to discover or otherwise become aware of in the course of conducting a reasonably comprehensive investigation concerning the existence of the matters addressed; (viii) reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and shall include all addenda, exhibits and schedules thereto; (ix) reference to any Legal Requirement means such Legal Requirement as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any Legal Requirement means that provision of such Legal Requirement from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision, and (x) a “breach” of a representation, warranty, covenant or obligation of this Agreement or any instrument delivered in connection with this Agreement will include (A) a breach or inaccuracy of such representation or warranty, or a breach of, or noncompliance with, such covenant or obligation, or (B) any claim by any person or other occurrence or circumstance that is or was inconsistent with such representation, warranty, covenant or obligation, and the term “breach” means any such breach, inaccuracy, noncompliance, claim, occurrence or circumstance.

ARTICLE XI.
MISCELLANEOUS

11.1 Costs and Expenses. Except as may be explicitly otherwise set forth in this Agreement, each of Buyer and Seller shall pay its respective expenses, brokers’ fees and commissions.

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11.2 Further Assurances. The Parties shall cooperate and take such reasonable actions and steps as necessary and appropriate to carry out the transactions contemplated by this Agreement.

11.3 Notices. All notices given or made in connection with this Agreement shall be in writing. Delivery of written notices shall be effective: (i) on the second Business Day after the date of mailing, if delivered by registered or certified mail, postage prepaid, (ii) upon delivery, if sent by hand delivery, (iii) upon delivery, if sent by prepaid courier, with a record of receipt, or (iv) on the next day after the date of dispatch, if sent by facsimile. All deliveries shall be made to the following addresses:

(i)	if to Seller or Stockholder, to:

Christopher Aguilar, General Counsel
Merriman Curhan Ford & Co.
600 California Street, 9th Floor
San Francisco, CA 94108
Fax: (415) 723-7165

with a required copy to:

Mark H. Davis
Gordon & Rees LLP
275 Battery Street, Suite 2000
San Francisco, CA 94111
Fax: (415) 986-8054

(ii)	if to Buyer or to Company, to:

Madelyn Mallory
117 Ivy Drive
Orinda, California 94563-4332
Fax: (510) 420-1778

with a required copy to:

Don Buder, Esq.
MBV Law LLP
855 Front Street
San Francisco, CA 94111
Fax: (415) 433-6563

Any Party may change the address to which notice (or copies) to it shall be addressed by giving notice of that change to the other Parties in accordance with this section.

11.4 Currency. All currency references in this Agreement are to United States dollars.

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11.5 Jurisdiction; Service of Process. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement, or any Contemplated Transaction may be brought against any Party in the courts of the State of California, County of San Francisco, or, if it has or can acquire jurisdiction, in the United States District Court for the Northern District of California. Each Party consents to the jurisdiction of these courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to convenience of forum or venue laid in such courts. Process in any action or proceeding referred to in the preceding sentence may be served on any Party anywhere in the world. Each Party agrees that all claims in respect of any proceeding arising out of this Agreement, or any Contemplated Transaction shall be heard and determined only in any such court and agrees not to bring any such proceeding in any other court. The Parties agree that either or both of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained agreement between the Parties irrevocably to waive any objections to venue or to convenience of forum. Process in any such proceeding referred to in the first sentence of this section may be served on any Party anywhere in the world.

11.6 Enforcement. The Parties acknowledge and agree that that they would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement by any of the Parties could not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any other right or remedy to which the Parties may be entitled, at law or in equity, each party shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.

11.7 Assignment. This Agreement and all the rights and powers granted by this Agreement shall bind and inure to the benefit of the Parties and their respective successors and permitted assigns. This Agreement and the rights, interests and obligations under this Agreement may not be assigned by any Party without the prior written consent of the other Parties.

11.8 Consideration; Recitals; Governing Law. The Parties acknowledge the mutual receipt and sufficiency of valuable consideration for the formation of the legally binding contract represented by this Agreement. That consideration includes all of the representations, warranties, covenants and obligations contained in this Agreement. The recitals set forth on page one of this Agreement are incorporated into this Agreement and made a part of this Agreement. This Agreement shall be governed by and construed in accordance with the laws of the State of California without regard to its conflict of laws doctrines.

11.9 Time is of the Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

11.10 Amendment and Waiver; Cumulative Effect. To be effective, any amendment or waiver under this Agreement must be in writing and signed by the Party against whom enforcement of the same is sought. Neither the failure of any Party to exercise any right, power or remedy provided under this Agreement or to insist upon compliance by any other Party with its obligations under this Agreement, nor any custom or practice of the Parties at variance with the terms of this Agreement, shall constitute a waiver by such Party of its right to exercise any such right, power or remedy or to demand such compliance. To the maximum extent permitted by applicable law, (i) no claim or right arising out of this Agreement or any of the documents referred to in this Agreement can be discharged by one Party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other Party; (ii) no waiver that may be given by a Party will be applicable except in the specific instance for which it is given; and (iii) no notice to or demand on one Party will be deemed to be a waiver of any obligation of that Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement. The rights and remedies of the Parties are cumulative and not exclusive of the rights and remedies that they otherwise might have now or hereafter at law, in equity, by statute or otherwise.

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11.11 Entire Agreement; No Third-Party Beneficiaries. This Agreement and the Exhibits set forth a complete and exclusive statement of all of the promises, covenants, agreements, conditions and undertakings between the Parties with respect to the subject matter of this Agreement. This Agreement supersedes all prior or contemporaneous agreements and understandings, negotiations, inducements or conditions, express or implied, oral or written, among the Parties. Except for the provisions of Section 6 relating to Buyer Indemnitees and Seller Indemnitees, this Agreement is not intended to confer upon any person other than the Parties any rights or remedies under this Agreement.

11.12 Severability. If any term or other provision of this Agreement is held by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced under any applicable Legal Requirement in any particular respect or under any particular circumstances, then, so long as the economic or legal substance of the Contemplated Transactions is not affected in any manner materially adverse to any Party, (i) such term or provision shall nevertheless remain in full force and effect in all other respects and under all other circumstances, and (ii) all other terms, conditions and provisions of this Agreement shall remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner so that the Contemplated Transactions are fulfilled to the fullest extent possible.

11.13 Counterparts. This Agreement may be executed in more than one counterparts, each of which shall be deemed to be an original but all of which together shall be deemed to be one and the same instrument. The exchange of copies of this Agreement and of signature pages by facsimile transmission or by .pdf shall constitute effective execution and delivery of this Agreement as to the Parties and may be used in lieu of the original Agreement for all purposes. Signatures of the Parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

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11.14 Dispute Resolution. Any controversy or claim arising out of or relating to this Agreement, or any breach hereof shall be decided and settled by binding arbitration in accordance with Title 9 of the U.S. Code (United States Arbitration Act) and the Arbitration Rules of JAMS/Endispute or any successor entity then in effect, subject to the limitations and restrictions set forth below. Notice of a demand for arbitration shall be filed in writing with the other parties to this Agreement and with the JAMS/Endispute. Notice of such demand shall be made promptly after such claim or dispute arises and in no event may the demand for arbitration be made if institution of legal or equitable proceedings arising out of such claims or dispute would be barred by the applicable statue of limitations. The place of arbitration shall be San Francisco, California. The arbitrator(s) shall have expertise in the investment advisory industry. The arbitrator(s) shall have the discretion to order a pre-hearing exchange of information by the parties, including, without limitation, production of requested documents, exchange of summaries of testimony of proposed witnesses, and examination by depositions of parties. In the event that the arbitrator(s) find that any provision of this Agreement is vague or ambiguous, the parties agree that the arbitrator(s) shall construe such provision in accordance with the intent of the parties as determined by the arbitrator(s); and the arbitrator(s) shall not disregard or eliminate any such provision. Notwithstanding any contrary provision contained herein, Buyer, Seller, or Stockholder may in its sole discretion file an action with a court seeking equitable or injunctive relief to maintain the status quo until such time as the arbitration award is rendered or the controversy is otherwise resolved. The parties agree and acknowledge that this Agreement has been made and entered into the State of California and is governed by the law of the State of California, and consent to and waive any objection to the jurisdiction of and venue in any state or federal court located in San Francisco County, California. The award rendered by the arbitrator(s) may be entered and enforced in any court having jurisdiction thereof.

11.15 Interest Accrual. Any past-due sums owing under this Agreement shall accrue interest at the maximum legal rate under applicable law.

11.16 Attorney Fees; Enforcement. In any action to enforce the terms of this Agreement, the prevailing party shall be entitled to its costs of enforcement, including reasonable attorneys fees.

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The Parties, each intending to be legally bound by this Agreement, have executed this Agreement as of the first date identified in the first sentence of this Agreement.

COMPANY:	BUYER:

Catalyst Financial Planning & Wealth Management	Mallory Acquisition Corp.,
Corporation, a Delaware corporation	a California corporation

By: Madelyn Mallory	By: Madelyn Mallory
Its: President and Chief Executive Officer	Its: President and Chief Executive Officer

SELLER:	STOCKHOLDER:

MCF Corporation,	MCF Wealth Management, LLC,
a Delaware corporation	a Delaware limited liability company

By: Gregory S. Curhan	By: Gregory S. Curhan
Its: Executive Vice President	Its: Chief Executive Officer

MALLORY

Madelyn Mallory

EXHIBITS

Exhibit A	Permitted Disclosures

Exhibit B	Transition Plan

Exhibit C	Consents and Legal Approvals

Exhibit D	Employee Plans and Agreements

Exhibit E	Bank Accounts

SCHEDULES

2.2.1	Purchase Price Allocation

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EXHIBIT A

Permitted Disclosures

Mallory or Buyer may make statements substantially equivalent to only the following:

“As a condition of my agreement with MCF Corporation whereby I repurchased the Catalyst business from MCF in 2007, I am not at liberty to discuss the details of our relationship or the transaction. It was an amicable parting of the ways and the economic details of the transaction are publicly available. You should call Bill Banks, President of MCF Wealth Management with any further questions.”

Seller or Stockholder will make a similar statement to the foregoing in discussions other than with companies with whom Seller, Stockholder or affiliates may explore or enter into business arrangements or transactions where the other parties to the deal reasonably may wish to inquire, whether for due diligence or other purposes, about this Agreement or where Seller, Stockholder or an affiliate may need to provide disclosure to discharge their obligations under the state or federal securities laws. In any such circumstance, Seller or Stockholder may discuss and disclose the substance of this Agreement, provided that they do so pursuant to standard Nondisclosure Agreements.

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EXHIBIT B

Transition Plan

Area to Address	Seller's Role	Buyer's Role

Trial Balance
Seller will provide a preliminary trial balance (including balance sheet and income statement) at the closing date and a final trial balance within 30 days after the closing date. The trial balance will be based on the accrual method in accordance with GAAP. Within 30 days following the closing date, Seller will also deliver schedules supporting the final balance sheet account balances.
Buyer will be responsible for accounting prospectively from the closing date.

Seller will also provide copies of monthly balance sheets and income statements from March 1, 2005 through the closing date within 30 days following the closing date.

Payroll
Seller will process payroll up to and including December 31, 2006. All required payroll tax withholdings will be submitted by Seller to the appropriate taxing authority up to and including the closing date. A copy of payroll records for the period of March 1, 2005 through the closing date will be provided by Seller.
Buyer will be responsible for administering payroll and related payroll taxes prospectively from the closing date.

Accounts Payable
Seller will process accounts payable up to and including the closing date to Catalyst. Seller will provide a list of open accounts payable balances by vendor on the closing date. Seller will also provide all unused check stock on the closing date.
Buyer will be responsible for administering accounts payable and all vendor management issues prospectively from the closing date.

Further, Seller will provide copies of all paid vendor invoices from March 1, 2005 through the closing date and all unpaid vendor invoices.

Accounts Receivable	Seller will provide a preliminary list of accounts receivable balances by customer on the closing date and a final list within 30 days following the closing date.	Buyer will be responsible for administering accounts receivable and all client billing issues prospectively from the closing date.

Fixed Assets	Seller will provide a preliminary list of all fixed assets owned by Catalyst on the closing date and a final list within 30 days following the closing date.	Buyer will be responsible for administering fixed asset issues prospectively from the closing date.

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Revenue and Expense Recognition
Seller will recognize revenue and expenses up to and including the closing date on an accrual basis. Seller will provide a reconciliation of revenue and expenses recognized from March 1, 2005 through the closing date within 30 days following the closing date.
Buyer will be responsible for all revenue and expense recognition issues prospectively from the closing date.

Bank Accounts	Seller will reconcile each of the bank accounts up to and including the closing date. Seller will provide copies of all bank reconciliation from March 1, 2005 through the closing date.	Buyer will be responsible for all bank account issues prospectively from the closing date.

Seller will remove Seller officers as signers on the bank accounts as well as terminate all Seller access to on-line bank systems on the closing date.

Stock Options	Equity grants to employees of Catalyst, including stock options and restricted stock grants, will be treated as described in the applicable stock option and incentive plan for terminated employees.

Servers
On the closing date, Seller will give back to Buyer the old Catalyst Dell server. Seller will take back server OAK2K3-DC01, which is the name of Catalyst's current server installed inside its server closet at its 70 Washington Street office space in Oakland.
Buyer will be responsible to spec out, purchase, set up and install any new servers required to run its business, and address all vendor management issues prospectively from the closing date.

Internet Connections	Seller will allow Buyer to keep the data switch equipment that was installed in the Oakland office data closet.
Buyer will be responsible to order and get its own DSL installed, and to manage all vendor management issues prospectively from the closing date. In Seller's experience, this process can take anywhere from 3-5 weeks and requires persistent management of the vendor throughout the ordering and installation.

Email
Seller will export a current snapshot of every Catalyst employees' email data as of the closing date in the form of a PST file and send these files to Buyer on DVD media two weeks after the closing date.
Buyer will be responsible to buy its email server and load this email data onto its own server.

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Computers	Buyer will keep all its current desktop PCs. Seller will remove Buyer from the RTX domain and the Seller network on the closing date.	Buyer will be responsible to reconfigure its computers and set up a Buyer domain if they wish to have its computers networked under a Buyer domain.

Phones
Seller will remove the current Catalyst phone sets and reclaim them for Seller as soon as possible after the closing date, but not later than January 31, 2007, when Buyer’s phone installation must be complete. In the interim, Seller shall allow Catalyst to continue to utilize the Seller phone system as currently used, and without addition of new employees or lines, and shall provide uninterrupted phone service to Buyer at no charge during this period (subject only to unavoidable technical difficulties or force majeure events) at the same service level that was provided to Catalyst prior to Closing.

Buyer will be responsible to buy its own phone system and have its phone vendor configure it to the Buyer IP network and to be fully operational as soon as possible after the Closing Date but in any event by no later than January 31, 2007. Buyer also shall manage all vendor management issues prospectively from the closing date.

Blackberry Service	Seller will terminate Madelyn Mallory's blackberry connection to Seller's Blackberry Enterprise Service on the closing date.
Buyer will be responsible to solicit and purchase its own blackberry network service and blackberry handheld units, and to manage all vendor management issues prospectively from the closing date. Ownership of Madelyn Mallory's current blackberry handheld unit will transfer to Buyer.

Database Management
Seller will no longer host or provide service for Catalyst's database applications: PortfolioCenter and Junxure. Seller will export a snapshot copy of these Catalyst databases, as of the closing date, from Seller's data center in San Francisco. Seller will provide this snapshot on DVD media two weeks after the closing date.
Buyer will be responsible to purchase its own database server and import the data onto its own server. Buyer will be responsible to manage all database issues prospectively from the closing date.

Data Archives	Seller will provide Buyer with all historical data that has been captured by Seller and stored with eVault between March 1, 2005 and the closing date, subject to eVault's ability to deliver.	Buyer will be responsible to provide or contract for its own data storage and retrieval service, and to manage all vendor management issues prospectively from the closing date.

Passwords	Seller will change passwords on all administrative accounts of Catalyst systems as of the closing date and provide Buyer with new password settings on the closing date.	Buyer will be responsible for securing its administrative passwords. Buyer will also be responsible for securing its end-user passwords and new password policy.

Door Keys	Seller will give back to Buyer the keys to the Oakland office data closet on the closing date.	Buyer will give back to Seller security badges issued to Madelyn Mallory and Chuck Baird.

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Oakland Lease
Buyer will have to comply with Section 7.4(i) of the Oakland lease and deliver a lease guaranty and provide audited financial statements. Buyer will be responsible for all lease management issues prospectively from the closing date.

Form ADV		Buyer will be responsible to amend its Form ADV in order to remove the disclosure of Catalyst's former relationship to the Merriman Curhan Ford & Co. broker-dealer.

Catalyst Client Contracts
Buyer will not have to reissue a new contract as Catalyst Financial Planning & Investment Management Corporation, the Delaware corporation, will survive and continue in business operations uninterrupted.

Insurances	Seller entities will remove Catalyst as an additional insured and will cooperate with Buyer to arrange for coverages to avoid gaps	Catalyst's policy does not name any Seller entities as additional insureds . Catalyst and Buyer will coordinate with Seller to make appropriate arrangements for tail liability coverage.

Health Benefits	Seller's Health Plan will continue to provide medical, dental, & vision through December 31, 2006. Thereafter, Buyer employees are eligible to elect cobra coverage at their own expense.	Buyer will be responsible for all health benefits issues prospectively from January 1, 2007.

401(k) Plan
401(k) contributions will cease with the last pay check for Catalyst employees. Buyer employees can leave the funds in the Seller plan, or roll them over to another qualified plan or IRA. If they wish to roll the funds over, they must contact Seller's head of Human Resources.
Buyer will be responsible for all new 401(k) Plan issues prospectively from January 1, 2007.

Income Protection
Seller's Income Protection Plan will continue to provide Basic Life, Accidental Death and Dismemberment, and Long-Term Disability Insurance through December 31, 2006 at which point the coverage is terminated for Catalyst employees.
Buyer will be responsible for all Income Protection Plan issues prospectively from January 1, 2007.

ESPP Plan
Catalyst employees who are participants in Seller's ESPP Plan will be terminated from Seller's ESPP Plan and all contributions in the current purchase period will be refunded to the Catalyst employees.

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EXHIBIT C

Consents and Legal Approvals

1.	Form ADV - Buyer, with Seller’s cooperation, to make appropriate revisions and filings.

2.	Catalyst Lease. Buyer to make arrangements to satisfy any landlord requirements on space lease.

3.	Customer Agreements. Buyer to provide any notices or seek any consents, if any, that may be required under the Catalyst customer agreements.

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EXHIBIT D

Employee Plans and Agreements

Benefit Overview - Catalyst

Medical - Blue Shield of California PPO	A combination of in- and out-of-network providers. In-network doctors and facilities have agreed to offer services at reduced, contracted fees.	1 enrolled

Medical - Blue Shield of California HMO	A restricted group of doctors and facilities that have contracted with the HMO to offer services at a discounted rate.	1 enrolled

Kaiser HMO	A restricted group of doctors and facilities that have contracted with the HMO to offer services at a discounted rate.	3 enrolled

Assurant Dental	Reimbursement for dental services is based on choice of network or non-network provider and reasonable and customary charges in area.	5 enrolled

Vision Service Plan	Vision care coverage--VSP provider or non-network providers	5 enrolled

Flexible Spending Account - Dependent Care $5000 pretax maximum	Tax benefit by allowing eligible health and dependent care expenses with pre-tax dollars. An amount elected is deducted from the paycheck on a pre-tax basis.	No enrollees for 2007

Flexible Spending Account - Medical $3000 pretax maximum	Submit a claim to the plan administrator and are reimbursed up to your total annual election for health care expenses or your year-to-date contributions for dependent care expenses.	1 enrolled for 2006 No enrollees for 2007

Unum Life/ADD	Life and accidental injury protection. 1x annual salary to maximum of $250k ($50k minimum benefit)	5 enrolled

Unum Long-term Disability	Income replacement for disabilities after 90 days of total disability. 60% of pay to max of $20k/mo.	5 enrolled

Commuter Benefit	Pre-tax Commuter vouchers	1 enrolled

401(k) American Funds	Save tax-deferred dollars toward retirement. Contributions are automatically deducted from paycheck on a pre-tax basis, saving money in two ways: money for your future, and less in current taxes.	1 active 1 inactive

D-1

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EXHIBIT E

Bank Accounts

1.	Bank of the West - account 756011714

2.	Fidelity - account 279-065714

3.	Fidelity - account 379-725560

4	Schwab - account 2168-3046

E-1

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SCHEDULE 2.2.1

Purchase Price Allocation

(for 338(h)(10) Election - Form 8883)

Asset Class	Description
Class I Assets	the amount of cash & equivalents as of the Closing Date

Class V Assets	computer equipment, furniture and equipment, and leasehold improvements at Closing Date

Class VII Assets	residual value of the purchase after deduction of the amounts allocated to Class I and Class V

SCHEDULE 2.2.1-1

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TABLE OF CONTENTS
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TABLE OF CONTENTS
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